Soledad Investment Management, LLC

Code of Ethics Manual

Revised as of December 2, 2011

.

Soledad Investment Management, LLC Code of Ethics

Table of Contents

1 – Code of Ethics

2 – Material Non-Public Information

3 – Insider Trading

4 – Fiduciary Capacity

5 – Personal Trading and Employee-Related Accounts

6 – Outside Activities of Officers and Employees

CODE OF ETHICS Introduction

1. Duty to Clients. This Code is based on the principle that persons associated with Soledad Investment Management (SIM) have a duty to place the interests of Clients ahead of their own and corporate interests.

2.	Definitions. In this Code, these words have the meanings ascribed:

“Access Person” means any employee, director, officer, stockholder, or agent of SIM, including Client services personnel who regularly communicate with Advisory Clients, if the person (a) has access to nonpublic information regarding purchases or sales of securities by or on behalf of Advisory Clients, (b) is involved in making securities recommendations to Advisory Clients, or

(c) has access to nonpublic recommendations or the portfolio holdings of an affiliated investment company.

“Advisory Client” means any investment company for which the Company serves as a manager or general partner, or any person or entity for which it serves as investment adviser, renders investment advice, or makes investment decisions.

“Chief Compliance Officer” (CCO) person designated by SIM as its chief compliance officer.

“Code” means this code of ethics, as supplemented by other policies and procedures contained in the compliance manual of SIM as in effect from time to time.

“SIM” means Soledad Investment Management, LLC., a Delaware corporation.

“Reportable Securities” means any securities in which an Access Person has a beneficial interest, other than (a) securities issued by the United States government, (b) money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high-quality short-term debt instruments, (c) shares in money market and open-ended mutual funds, and (d) units in a unit investment trust, if the trust is invested exclusively in unaffiliated mutual funds.

3.	Nature of Duty. At all times, each Access Person shall:

(a) Place the interests of Advisory Clients first. Each Access Person will avoid activities,

interests, and relationships that might interfere with his making decisions that are in the best interests of Advisory Clients. Each Access Person will scrupulously avoid serving his own personal interests or the interests of SIM ahead of the interests of an Advisory Client. No Access Person may induce or cause an Advisory Client to take action, or not to take action, for his personal benefit or for the benefit of SIM rather than the benefit of the Advisory Client. For example, a supervisor or employee would violate this Code if he caused an Advisory Client to purchase a security that the Access Person owns for the purpose of increasing the price of that security.

(b) Avoid taking inappropriate advantage of his position. The independent judgment of an

Access Person may be called into question if he receives investment opportunities, perquisites, or gifts from another person who seeks to do business with SIM or an Advisory Client. For example, an Access Person should not make use of his knowledge of portfolio transactions to profit by the market effect of these transactions.

(c) Conduct all personal securities transactions in full compliance with this Code, including its reporting requirements. Doubtful situations always should be resolved in favor of the Advisory Client. Furthermore, mere technical compliance with the requirements of this Code may not insulate from scrutiny securities transactions or other actions that may violate the duties of SIM to Advisory Clients.

Other Duties

1. Conduct of Business. Every aspect of SIM business will be conducted in a fair, lawful, and ethical manner. Specifically, Advisory Clients will be offered only those pre-approved services that are determined to be appropriate for their specific needs and which provide fair value. SIM and its personnel will respect and protect the right to privacy of all Advisory Clients. All efforts will be made to avoid actual or apparent conflicts of interest. A conflict may exist even when no actual wrongdoing occurs. The opportunity to act improperly may be sufficient to give the appearance of a conflict. SIM management will lead by example, creating an environment encouraging honesty and fair play by all personnel. SIM management will review the qualifications, experience, and training of a person prior to assigning any supervisory responsibilities to him.

2. Confidentiality. Each Access Person is prohibited from revealing information relating to the investment intentions, activities, or portfolios of any Advisory Client, other than to persons whose responsibilities require knowledge of the information. No person will use confidential or proprietary information, obtained in the course of employment with SIM, for personal gain or share it with others for personal benefit.

3. Compliance with Securities Laws. regulations governing the securities industry.

All personnel will comply strictly with all laws and

4.	Gifts. Each Access Person will abide by the following policies relating to gifts:

(a) Accepting Gifts. On occasion, because of his association with SIM, an Access Person may be offered, or may receive without notice, gifts from Clients, brokers, vendors, and other persons. Acceptance of an extraordinary or extravagant gift is prohibited. An Access Person will decline or return any extraordinary or extravagant gifts in order to protect the reputation and integrity of SIM. An Access Person may accept gifts of nominal value (such as a gift, the reasonable value of which, alone or in the aggregate, is not more than $100 during any twelve- month period), customary business meals, entertainment (such as sporting events), and promotional items (such as pens, mugs, and T-shirts). Each Access Person shall promptly report to the Chief Compliance Officer any gift that might violate this Code.

(b) Soliciting Gifts. No Access Person may solicit a gift of any size under any circumstances.

(c) Giving Gifts. No Access Person may give any gift with a value in excess of $100 during any twelve-month period to any Advisory Client or to any person who does business with, regulates, advises, or renders professional services to SIM.

5.	Opportunities. No Access Person may take personal advantage of any opportunity properly belonging to SIM or any Advisory Client. This prohibition includes, but is not limited to, the acquisition by an Access Person for his own account of Reportable Securities that would otherwise have been acquired for an Advisory Client.

6. Participation in Certain Offerings. Each Access Person will obtain pre-clearance from the Chief Compliance Officer before he directly or indirectly acquires beneficial ownership of any securities in an initial public offering or a limited offering. A limited offering is one that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or 4(6) thereof and may also be called a private placement.

7. Undue Influence. An Access Person will not cause or attempt to cause any Advisory Client to purchase, sell, or hold any securities in a manner calculated to create any personal benefit to the Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or in which he is participating, or where the appearance of impropriety may arise, the Access Person will disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that securities, any derivative securities of those securities, or the issuer of the securities. In consultation with the Chief Compliance Officer, the person to whom the Access Person reports the interest will determine whether to permit the Access Person to make investment decisions with respect to the securities.

8. Reporting, Review, and Recordkeeping. All violations of the Code will be reported promptly to the Chief Compliance Officer. The Chief Compliance Officer will periodically review the personal trading reports of all Access Persons and otherwise take reasonable steps to enforce and to monitor compliance with this Code. The Chief Compliance Officer will maintain in his records (a) a copy of the most current version of this Code, (b) a record of any violations of this Code and the actions taken as a result of any violation, (c) copies of a written acknowledgement by each Access Person of receipt of this Code in the form of Appendix A, and (d) copies of the annual compliance certificates required by this Code in the form of Appendix B.

9. Sanctions. If the Chief Compliance Officer determines that an Access Person has violated this Code, SIM may impose sanctions and take other actions as it deems appropriate, including issuing letters of caution or warning, suspending personal trading privileges, suspending or terminating employment, imposing fines, and making civil and in some cases criminal referrals to the Securities and Exchange Commission. SIM may also require the offending Access Person to reverse the trades in question, to forfeit any resulting profit, or to absorb any resulting loss. SIM in its sole discretion will determine how to dispose of any such forfeiture. Failure to timely abide by directions to reverse a trade, to forfeit profits, or to absorb a loss may result in the imposition by SIM of additional sanctions.

10. Exceptions. Exceptions to this Code will be granted rarely, if ever. The Chief Compliance Officer may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. Any exception will be solicited and issued in writing. This Code does not require exceptions for (a) transactions effected pursuant to an automatic investment plan or (b) securities held in accounts over which the Access Person has no direct control.

11. Compliance Certification. Promptly upon becoming employed or otherwise associated with SIM, each Access Person will sign a certificate that evidences his receipt of this Code. He will also submit a complete report of his direct or indirect beneficial ownership of securities. This report will include the title and type of securities, and as applicable the exchange ticker symbol, the number of shares, and the principal amount of each such holding. This report will also include the name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person. Every January, each Access Person will execute and deliver to the

Chief Compliance Officer an annual certification of compliance and securities ownership disclosure form in the form of Appendix B.

MATERIAL NON-PUBLIC INFORMATION

In general, Firm employees who possess material, non-public information are prohibited from trading, selling, making recommendations, sharing such information with the Firm’s Clients or publishing research regarding securities to which the information relates. Firm Policy may also require that the activities in which such employees participate, along with other activities of the Firm, be restricted until the information is publicly disclosed.

“Non-public” Information

“Non-public” information is any information that is not available to the general public. Information received from a Client should always be presumed non-public, unless a Firm employee has specific information, that is not merely a rumor, that the information is publicly available (e.g., a press release, CNN story, public announcement or documents filed with a securities regulatory agency).

“Material” Information

Information is “material” if its disclosure would affect the market price of a security, even if it relates to future, speculative or contingent events or if, were the information made public, it would be viewed by a reasonable investor as having significantly altered the total mix of information made available to holders of securities.

Employee Responsibilities

All employees must ensure that when they receive material, non-public information or other confidential information from any source must immediately take steps to safeguard the information against disclosure to anyone who does not have a legitimate “need to know” the information. “Need to know” means that the person requesting and receiving the material, non-public or other confidential information requires the information in order to perform his or her job responsibilities. The “need to know” principle should be applied judiciously with regard to any material, non-public or other confidential information received by Firm employees. Only those Firm employees who have a legitimate business reason for being allowed access to the information should be permitted such access.

Possessing Material, Non-Public Information

In general, employees possessing material, non-public information may not be involved in trading, selling, making recommendations or talking to Clients or publishing research with respect to securities to which the information relates. Firm policy may also require that the activities in which such employees participate, along with other activities of the Firm, be restricted until the information is publicly disclosed. Employees should strictly apply the "need- to-know" principle and avoid unnecessary exposure to information that may require the imposition of limitations on their own activities or those of the Firm.

Client Securities Trading Restrictions

In addition to the above-listed precautions, the CCO may decide whether any trading restrictions are required, and, if so, how long said restrictions will remain in place. If the CCO determines that restrictions are necessary, the CCO will maintain a list of restricted securities and will monitor the list for trading activity by Firm employees. Details of this process are covered further in the “Personal Trading and Employee Related Accounts” section of this Manual.

INSIDER TRADING

Insider trading is illegal, punishable by fines and imprisonment, and prohibited by the Firm’s disciplinary rules.

Confidential Information

In the course of your employment by the Firm, you may create, receive and have knowledge of or access to information that is confidential and/or proprietary. Confidential information or materials may be in a physical form (on paper, in an e-mail, on a diskette, videotape, etc.) or may be knowledge acquired through conversations to which you are party or that you overhear. Generally, confidential information is non-public information that you are expected to safeguard from disclosure to the public. All non-public information, whatever the source and whatever the content, should be presumed to be confidential. Information received from or about a Client should be presumed to be confidential especially if it relates to anything that, if publicly known, would be expected to affect the market price of securities issued by the Client or by another issuer. Proprietary information is confidential information owned or created by the Firm. It is presumed to be intrinsically valuable and provide a competitive advantage to the Firm. Information about the Firm's business, operations, financial condition, results and prospects, particularly if such information might be material to Firm’s shareholders, should be presumed to be confidential.

Employee Responsibilities

As an employee, you have an obligation to safeguard confidential information, whether generated internally or acquired from other sources, and to use it only in the performance of your employment responsibilities. In particular:

You may not use confidential information to trade securities for your own (or related) accounts or to advise relatives, friends or other persons with respect to trading securities.

During and after your employment by the Firm, you may not disclose confidential information to anyone outside the Firm. You may not use (or permit anyone else to use) such information, except as required by your employment responsibilities at the Firm.

Upon termination of your employment, you must return to the Firm (absent written permission from your Supervisor) all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.

Trade secrets, inventions, ideas, writing and other materials conceived, discovered, made, written or produced by or under the supervision of any Firm employee as part of his or her job, or that otherwise arise out of work performed for the Firm or its Clients, are the property of the Firm. You do not have nor may you exercise any ownership or other rights or interest in any such trade secret, invention, idea, writing or other material. Examples include computer programs, directories, databases, research reports, product descriptions, advertising or promotional materials.

You may not bring to the Firm confidential or proprietary information of any former employer or use such proprietary information to aid the Firm's business without the prior written consent of your former employer.

You may not seek to obtain confidential, non-public information that may be in the possession of other persons or business units of the Firm that you do not need to know to do your job.

Local regulations outside the United States may impose stricter or different restrictions on employees regarding confidential information. As a general matter, you are required to comply with this policy even if local regulations are less restrictive.

Rules for Protecting Confidentiality – The “Need-to-Know” Principle

Confidential information may be communicated only to those persons who need-to-know it for a legitimate business purpose. Essentially, confidential information may be communicated to other employees of the Firm and/or to the Firm's outside lawyers and other consultants only if the recipient of the information has a legitimate need-to-know it in connection with his or her employment responsibilities and there is no identifiable harm that might reasonably be expected to result from communication of the information. (Information should not normally be communicated if it would give rise to a conflict between the interests of the recipient and those of the Firm or its Clients or if it is reasonably foreseeable that the recipient would misuse the information.)

The following are some measures that help to prevent the misuse of confidential information:

Use code words to mask confidential information. Keep confidential information under lock and key. For each project or engagement, identify the "working group" authorized to receive confidential information and take steps to ensure that such information is directed to those persons only.

Avoid unnecessary copying of confidential documents. Do not leave documents containing confidential information in public areas, in conference rooms, on desks, in or on facsimile machines or in other locations where any persons who do not have a need to know the content of the documents may see them.

Do not use recycling bins to dispose of confidential documents. If available, use shredders prior to disposal.

Password-protect computers and log-off when they are not in use.

Be aware that the internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. Use encryption software (obtained only from authorized sources at the Firm) to protect confidential electronic communications.

Avoid discussing confidential matters in elevators, over cellular telephones, on speakerphones where others may overhear, at restaurants, on public transportation or with colleagues in hallways, restrooms or in places where others may overhear.

Be aware that your conduct, particularly deviations from your normal activities, can signal to others that you have confidential information.

Ensure that all addressees of e-mails and multi-addressee facsimiles you send are done so on a need-to-know basis.

Comply with the specific terms of any confidentiality agreements of which you are aware.

Take precautions when employees join or leave the Firm to protect against disclosure or misuse of confidential information that they may possess.

Material, Non-Public Information

Confidential information may also constitute material, non-public information that is subject to legal prohibitions on insider trading and to the Firm's policies and procedures. In general, you should consider information received from or about a Client to be non-public. For more information on material, non-public information refer to the “Material Non-Public Information” section of this Manual.

Trading and Tipping on Material, Non-Public Information

If you receive material, non-public information from a corporate representative of an issuer or from any other person, you are strictly prohibited from using or disseminating that information except as necessary to perform your job responsibilities. As a securities industry professional, you will be held to a high standard in determining whether you knew, or should have known that the source of the information was a corporate insider or some other person acting improperly (e.g., in breach of a fiduciary, statutory or other legal duty). Persons who violate insider-trading laws may be subject to severe criminal and civil penalties, in addition to SEC administrative actions. They are also subject to discipline that may include immediate termination of employment.

Seek Advice

If, in the course of your employment with the Firm, you: (1) receive material, non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities; or (2) receive confidential information and are unsure if it is within the definition of material, non-public information or whether its release might be contrary to a fiduciary or other duty or obligation, you should contact the CCO for advice prior to making any use whatsoever of such information. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Procedures to Implement the Firm’s Policies Against Insider Trading

The following procedures have been established to aid the employees of the Firm in avoiding insider trading, and to aid the Firm in preventing and detecting insider trading. Every employee of the Firm must follow these procedures. If you have any questions about the procedures, you should consult the CCO.

1.	Identify Material Nonpublic Information.

	a.	Before trading for yourself or others, including investment partnerships affiliated with the Firm or private accounts managed by the Firm, in the securities of a company about which you may have received potential inside information, ask yourself the following questions:

		1.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Would this information affect the market price of the securities if it were generally known? Is this information that could cause insiders to charge their trading habits?

		2.	Is the information nonpublic? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in CNN, Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

	b.	If, after consideration of the above, you believe that you may have come into possession of material, nonpublic information, or if you believe our Firm’s activities may have created material, nonpublic information, you should take the following steps:

		1.	Immediately cease all trading in securities of the Firm that is the subject of the material, nonpublic information, including trading on behalf of the Firm and its Clients, and trading in your Proprietary Accounts. In addition, there should be no trades in securities of the Firm in question in the accounts of your friends or family members after your receipt of the information.

		2.	Immediately cease recommending any transaction in any of the securities of the subject company to anyone, including Clients of the Firm, other employees of the Firm and your own business associates, friends or relatives. This prohibition includes making any comment about the Firm that could in any way be interpreted as a recommendation. Do not solicit Clients or potential Clients to buy or sell the securities of the subject company.

		3.	Do not discuss the material, nonpublic information with anyone except as required by these policies, and especially avoid referring to the information in hallways, elevators, restaurants, taxis or any other place where you may be overheard.

4. Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide.

	c.	If appropriate, the Firm may adopt some or all of the following procedures while anyone in the Firm is in possession of material, nonpublic information. Additional measures may be used to address specific situations.

2.	Restrict Access to Material, Nonpublic Information.

	a.	Employees who are in a position to handle and analyze proprietary information concerning securities, whether or not it is known to contain material, nonpublic information, should take some or all of the following steps, as appropriate, to protect sensitive documents (including, but not limited to documents that are known to contain material, nonpublic information) from accidentally being read by anyone without a business need to know the information.

		5.	Prohibit removing such documents from the office, limit copying and distribution within the office, keep such documents off desk tops and conference tables when not in use, and shred such documents on disposal.

		6.	Restrict physical access to areas of the Firm where sensitive information may be discussed or stored, lock file cabinets and doors; and restrict movement of non- employees on the premises.

		7.	Implement computer access security measures such as passwords on files or limited access to terminals through which sensitive information can be obtained.

		8.	Disguise the identity of the securities contained in electronic, mail or facsimile communications among employees and/or persons outside the Firm where the documents may pass through the hands of persons with no need to know (e.g., faxes, email, letters, etc.).

		9.	Whenever possible, avoid discussing such information in public places where the conversation may be overheard.

3.	Contacts with Third Parties. Requests of third parties such as the press and analysts for information should be directed to the CCO, who may contact the Firm’s legal counsel before determining how to proceed.

4.	Special Circumstances.

	a.	Employees Serving on Boards of Directors. From time to time, an employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Clients or for other similar purposes. In addition, from time to time, family members of employees may serve as directors, officers or consultants for companies in which the Firm has a securities position.

During these periods, the Firm will take additional precautions to ensure that inadvertent violations do not occur and to avoid the appearance of impropriety.

	b.	Restrictions on Trading Without Advance Approval or During Black-Out Periods. Without the consent of the CCO (who may consult with the Firm’s legal counsel), when an employee or a member of an employee’s immediate family serves as a director, officer or consultant of a company, the following procedures will apply:

No employee of the Firm will be permitted to trade in the securities of the subject company for Client accounts or for his or her proprietary account without advance approval.

No employee of the Firm will be permitted to trade in the securities of the subject company for Client accounts or for his or her proprietary account during any “black- out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers and consultants.

5.	Supervisory Procedures.

	a.	Prevention of Insider Trading. To prevent insider trading, the Firm is taking steps, such as the adoption and distribution of this statement of policies and procedures, the Code of Ethics and the Insider Trading Policy (enclosed in this Manual as Appendix B) to familiarize employees with the nature of insider trading and with the Firm’s policies and procedures relating to insider trading. The Firm will review on a regular basis and update as necessary the Firm’s policies and procedures relating to insider trading. The Firm has designated the CCO as the individual responsible for answering questions about material, nonpublic information and insider trading and tipping. The Firm will assist employees in resolving issues of whether information is material and nonpublic. When it has been determined that an employee of the Firm has material, nonpublic information, the Firm will take measures to prevent dissemination of such information and restrict trading in the securities and access to the information. Finally, the Firm will advise employees when and if it is permissible to trade in the securities of the Firm to which the information pertained. Generally, a reasonable period (at least 24 hours) must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

	b.	Detection of Insider Trading. To detect insider trading, the Firm has adopted policies and procedures relating to Proprietary Accounts of the Firm’s employees. It also may implement other systems to ensure that its policies to safeguard the integrity of sensitive information are followed, some of which may not be apparent to employees. If you have any questions concerning any aspect of these policies and procedures or how they apply in particular situations, please direct your questions to the CCO.

FIDUCIARY CAPACITY

Standards of care when dealing with Client assets may be imposed on the Firm from many sources simultaneously. Compliance with the Firm's fiduciary duties involves more than acting with honesty and good faith alone. It means that the Firm has an affirmative duty of loyalty to its Clients which means that the Firm must always act in the best interests of Clients and deal fairly with them. In addition to the specific fiduciary duties and standards of care discussed in this Code of Ethics, the Firm may have specific fiduciary duties that are discussed under the appropriate heading elsewhere in this Manual.

Fiduciary Principles

1.	Disinterested Advice. The Firm must provide advice that is in the Client’s best interest and employees must not place their interests ahead of the Client's interests under any circumstances.

2.	Written Disclosures. Both the Disclosure Brochure (Form ADV, Part II) and the Firm’s Investment Advisory Agreement must include language detailing all material facts regarding the Firm, the advisory services rendered, compensation and conflicts of interest. It is the responsibility of the CCO to ensure that all Clients are provided with these documents and that they contain the proper disclosure language.

3.	Oral Disclosures. Where regulations require specific oral disclosures to be provided to Clients, the CCO should review with employees the proper manner in which to phrase and otherwise make such disclosures, as well as establish procedures for monitoring compliance.

4.	Conflicts of Interest. Employees must disclose any potential or actual conflicts of interest when dealing with Clients. For example, if investment advice includes transaction recommendations that would be executed through the Firm or an affiliate of the Firm, then the advice given would be subject to a potential conflict of interest.

5.	Confidentiality. Client records and financial information must be treated with strict confidentiality. Under no circumstances should any such information be disclosed to any third party that has not been granted a legal right from the Client to receive such information.

6.	Fraud. Engaging in any fraudulent or deceitful conduct with Clients or potential Clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and misappropriation of Client funds.

7.	Fiduciary Obligations. The Firm and its employees are subject to the following specific fiduciary obligations when dealing with Clients:

	a.	The duty to have a reasonable, independent basis for its investment advice;

	b.	The duty to obtain best execution for a Client's securities transactions if the Firm determines or recommends the broker used;

	c.	The duty to ensure that investment advice is suitable to meeting the Client’s individual objectives, needs, and circumstances; and

	d.	A duty to be loyal to Clients.

PERSONAL TRADING AND EMPLOYEE-RELATED ACCOUNTS

Securities regulations require the Firm to review activity in all employee accounts, whether the account is maintained in-house or has been approved to be maintained at another firm. The following procedures are designed to assist the CCO in detecting and preventing breaches of the Firm's fiduciary duties to its Clients (inadvertent or otherwise) and avoiding potential conflicts of interest with Clients, in connection with the Firm's employees' personal trading activities.

Disclosure of Personal Trading Accounts

Upon receipt of this Manual, each of the Firm's employees shall be required to identify to the CCO all brokerage and commodities trading accounts that constitute proprietary accounts with respect to the employee. The form to be used for this purpose is contained in Appendix A of this Manual. Not later than 10 days after becoming an employee of the Firm, the employee must provide to the Firm a Disclosure of Securities Ownership disclosing the title, number of shares and principal amount of each security in which the new employee has (or had when the person became an employee), any direct or indirect beneficial ownership and the name of any broker, dealer or bank with which the new employee maintained an account in which any securities were held for his or her direct or indirect benefit as of the date the person became an employee. The form of the Disclosure of Securities Ownership is Appendix A of this Manual.

Each Employee shall arrange for duplicate copies of all trade confirmations and all brokerage statements relating to proprietary accounts to be sent promptly and directly by the brokerage firm or other financial institution where the account is maintained to the Firm, to the attention of the CCO. In the alternative, employees may close all proprietary accounts and trade only through a proprietary account at the Firm's prime broker if the employee authorizes the prime broker to provide such information to the Firm. In addition, each employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts. For each securities trade by an employee for which a confirmation is not available, the employee is responsible for promptly providing the CCO with the date, security, nature of the transaction, price, parties and brokers involved in the transaction. Annually, each employee is also required to certify to the Firm that he or she has complied with all of the Firm’s policies and procedures during the period and must provide the Firm with a report disclosing all securities in which the employee has any direct or indirect beneficial ownership interest and the names of all brokers, dealers or banks where such securities are held. In the alternative, the employee may certify that all such information is contained in the account statements and confirmations provided to the Firm during the period and that as of the date of the certification all such information is accurate and complete. If such information is incomplete or inaccurate as of the date of the certification, the employee must update or correct the information. The form to be used for this purpose is Appendix B of this Manual.

Personal Trading
Responsibility	Chief Compliance Officer
Resources	Daily Trades Report
Outside brokerage account statements
Frequency	Monthly
Action	Review personal securities trading activity of access persons

Accounts Subject to Review

Accounts covered under this policy include:

1. The employee’s name appears in the account registration as the owner, co-owner, or trustee.

2.	The employee, employee’s spouse, or domestic partner has a financial interest.

3.	The employee has the power, directly or indirectly, to make or influence investment decisions concerning other individuals (e.g., employee’s children, children’s spouses, and any other related individuals provided that they reside in the same household with, or are financially dependent upon, the employee.) This also includes accounts over which an employee has power of attorney or similar authority that allows the employee to enter orders.

4.	Any other individual to whose financial support the employee materially contributes.

5.	All types of account registrations: single, joint, IRA, investment partnerships, 401(k), etc.

Accounts Not Subject to Review

Certain accounts are not subject to this policy. These are accounts where the employee is unable to engage in transactions of any individual securities. Such accounts may be maintained outside the Firm, need not be disclosed to Compliance, and are not subject to trading restrictions or holding periods. These can include:

1.	All mutual fund accounts maintained directly with the mutual fund company – not that mutual fund positions maintained within an account at a brokerage firm are not the same as mutual fund positions maintained in an account at a mutual fund company. Mutual fund positions within a brokerage account would render the account subject to the Firm’s policy.

2.	401(k) accounts that do not allow the ability to trade individual securities.

3.	Trust and estate accounts where the employee or covered person is only a beneficiary, does not have any direct or indirect control or influence over the transactions, and (in the case of a trust account) has not funded the account.

4.	CDs, savings, checking or money market accounts directly with a bank.

Review Guidelines

All confirmations, statements and other information will be reviewed to monitor compliance with this policy. The Firm reserves the right to require the employee to reverse, cancel or freeze, at the employee’s expense, any transaction or position in a specific security if the Firm believes the transaction or position violates its policies or appears improper. The Firm will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

1.	Client Priority.

	a.	Employees of the Firm must first give priority on all purchases and sales of securities to the Firm’s Clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a Client.

While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

		i.	contemporaneously purchasing the same securities as a Client without making an equitable allocation of the securities to the Client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;

		ii.	knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a Client’s transactions;

		iii.	using knowledge of securities transactions by a Client to profit personally, directly or indirectly, by the market effect of such transactions; and

		iv.	giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client account, except to the extent necessary to effectuate such transactions.

Clients must always receive the best price, in relation to employees, on same day transactions. .

2.	Restricted List. Certain transactions in which the Firm engages may require, for either business or legal reasons that any Client accounts or proprietary accounts do not trade in certain securities for specified time periods. A security will be designated as “restricted” if the Firm is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason. The Firm’s “restricted list” will be maintained by the CCO. The restricted list will be maintained and made available in the firm’s corporate file. It is the employee’s responsibility to determine whether a security is on the Firm’s restricted list prior to the execution of any security transactions.

3.	Principal Transactions. Neither the Firm nor an employee may engage in principal transactions between a proprietary account and a Client account.

4.	Private Placements. No Employee may acquire, directly or indirectly, beneficial ownership of any security in a private placement without the prior written approval of the CCO. The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action via email or in memorandum and providing a copy to the employee.

5.	Manipulative Practices. Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities. The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either a Client account or a proprietary account:

engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such “artificial” price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.

OUTSIDE ACTIVITIES OF OFFICERS AND EMPLOYEES

All officers and full time employees are required to devote their full time and effort to the business of the Firm and/or its affiliates.

Conflicts Identification and Monitoring

In connection with any request to maintain an outside business activity, employees are required to identify all material relationships between the organization and the Firm. Employees are required to make direct inquiries with the organization, review the organization’s available filings and reports and make such reasonable investigations in order to identify such relationships (including vendor relationships, cross ownership, litigations, and lending and other banking or business relationships). It is the responsibility of the employee to identify and raise any such issue or relationship that may pose an apparent or potential conflict of interest and to evaluate with his or her Supervisor and the CCO the possible conflicts that could result. Such employees have a continuing obligation to advise the Firm of any potential conflicts of interest that may arise as a result of the affiliation and of any material change in the nature of the affiliation or in the nature of the organization’s activities or any changes in the relationship between the organization and the Firm. Any changes should immediately be brought to the attention of the CCO who is responsible for amending the individual’s Form U-4 and the Firm’s ADV, where applicable.

Confidentiality and Inside Information

Employees are required to maintain the confidentiality of all information regarding the affiliated organization that they receive as a result of their affiliation and not to communicate any such information to any other employee of the Firm. If any employee affiliated with an organization that has publicly traded securities believes he or she has received material, non-public information regarding the affiliated organization, the employee should immediately contact the CCO. The employee may not trade the securities in his or her personal account nor make any recommendations to his/her Clients about the securities.

Limitations on Soliciting and Other Dealings with the Affiliated Organization

Any employee who engages in an outside employment, directorship or other business affiliation may not, without express CCO approval, solicit others within the Firm or Clients of the Firm to participate in, contribute to, or otherwise support the activities of the outside entity.

Acknowledgements; Liability

An employee that engages in an outside employment, directorship or other business affiliation should understand that he or she is acting in an individual capacity and not as a representative of the Firm unless the affiliation was entered into at the request of the Firm. Outside activities (other than those requested by the Firm) are not covered by any indemnification or insurance provided by the Firm. Unless the affiliation was requested by the Firm, the Firm will not be liable, either directly or indirectly, to the employee, the affiliated entity or any other person for any claims, proceedings, liabilities, losses, damages, or expenses resulting form any actions or omissions of the employee or otherwise as a result of the employee’s outside business affiliation.